EXHIBIT 99.2
HIGHBURY FINANCIAL INC.
OVER-ALLOTMENT OPTION EXERCISED
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DENVER, COLORADO, February 3, 2006 - Highbury Financial Inc. (OTC Bulletin Board: HBRFU) announced today that the over-allotment option for its initial public offering was exercised and consummated to the full extent of 1,010,000 units. Each unit sold by the Company consisted of one share of common stock and two warrants. The 7,743,333 units sold in the offering, including the 1,010,000 units sold pursuant to the underwriters’ over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $46,459,998 to the Company. Of this amount, $43,289,567 (or approximately $5.59 per share) was placed in trust. ThinkEquity Partners LLC and EarlyBirdCapital, Inc. acted as co-lead managing underwriters for the initial public offering. A copy of the prospectus may be obtained from ThinkEquity Partners LLC, 31 W 52nd Street, 17th Floor, New York, NY 10019.

The common stock and warrants will begin to trade separately on February 21, 2006, which is 20 days after the exercise of the over-allotment option.

Highbury Financial Inc. is a blank check company recently formed for the purpose of acquiring or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more financial services businesses.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to Richard S. Foote, President and Chief Executive Officer of the Company. He can be reached via telephone at 212-688-2341.